Exhibit 23.2

Consent of Independent auditor

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 11, 2020, with respect to the consolidated financial statements of Ample Organics Inc. as of and for the years ended December 31, 2019 and 2018 included in the Registration Statement (Form S-3) and related Prospectus of Akerna Corp. for the registration of shares of common stock, shares of preferred stock, warrants and units up to maximum of $100,000,000 in aggregate..

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 7, 2021